                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO.                )*
                                       ---------------


                          PACIFIC FINANCIAL CORPORATION
                       -----------------------------------
                                (Name of Issuer)

                            NO PAR VALUE COMMON STOCK
                       -----------------------------------
                         (Title of Class of Securities)

                                   694275 10 8
                    ----------------------------------------
                                 (CUSIP Number)

                                  MARCH 1, 2000
                            -------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /   Rule 13d-1(b)

         / /   Rule 13d-1(c)

         /X/   Rule 13d-1(d)


                                  Page 1 of 4

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  ---------------------------------               ---------------------------
        CUSIP No. 694275 10 8         13G                Page 2 of 4 Pages
  ---------------------------------               ---------------------------
--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SIDNEY R. SNYDER
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  / /
--------------------------------------------------------------------------------
  3         SEC USE ONLY
--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION
            United States Citizen
--------------------------------------------------------------------------------
          NUMBER OF         5        SOLE VOTING POWER
           SHARES                    807
        BENEFICIALLY
          OWNED BY          ----------------------------------------------------
            EACH            6        SHARED VOTING POWER
         REPORTING                   24,810
           PERSON
            WITH            ----------------------------------------------------
                            7        SOLE DISPOSITIVE POWER
                                     807
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                     24,810
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            25,617
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                                      IN
--------------------------------------------------------------------------------

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ITEM 1(a):        NAME OF ISSUER

                  Pacific Financial Corporation

ITEM 1(b):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  300 E. Market Street
                  Aberdeen, WA  98520-5244

ITEM 2(a):        NAME OF PERSON FILING

                  Sidney R. Snyder

ITEM 2(b):        ADDRESS OF PRINCIPAL BUSINESS OFFICE



ITEM 2(c):        CITIZENSHIP

                  United States Citizen

ITEM 2(d):        TITLE OF CLASS OF SECURITIES

                  No Par Value Common Stock

ITEM 2(e):        CUSIP NUMBER: 694275 10 8

ITEM 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

ITEM 4:           OWNERSHIP

                  (a)      Amount Beneficially Owned:

                           25,617

                  (b)      Percent of Class

                           5.1%

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      sole power to vote or direct the vote:

                                    807

                           (ii)     Shares power to vote or direct the vote:

                                    24,810

                           (iii) Sole power to dispose or to direct the disposition of:

                                    807

                           (iv) Shared power to dispose or to direct the disposition of:

                                    24,810

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ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6:           OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9:           CERTIFICATION

                  Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



  January 28, 2000
-----------------------------
Date


  /s/ Sidney R. Snyder
-----------------------------
Signature


-------------------------------------------
Sidney R. Snyder, Principal Shareholder